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23.1  CONSENT OF PRICEWATERHOUSECOOPERS LLP*

    We consent to the incorporation by reference in the registration statements of Panera Bread Company and Au Bon Pain Co., Inc. on form S-8 (File Nos. 33-41989, 33-41990, 33-46682, 33-46683, 33-96510, 33-96506, 333-01668,
333-31855, 333-31857) and Form S-3 (File Nos. 33-82292 and 333-80927) of our
report dated March 2, 2001 on our audit of the consolidated financial statements and financial statement schedule of Panera Bread Company as of December 30, 2000, and for each of the three years in the period ended December 30, 2000, which report is included in the Annual Report on Form 10-K.

                                        /s/ PRICEWATERHOUSECOOPERS LLP
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St. Louis, Missouri
March 28, 2001